UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2019

THE TJX COMPANIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-4908	04-2207613
(State or other jurisdiction of incorporation)	(Commission FileNumber)	(IRS Employer Identification No.)

770 Cochituate Road, Framingham, MA 01701

(Address of principal executive offices) (Zip Code)

(508) 390-1000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.45 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2019, The TJX Companies, Inc. (“TJX” or the “Company”) entered into new employment agreements, effective February 3, 2019, with Ernie Herrman, Chief Executive Officer and President, and Carol Meyrowitz, Executive Chairman of the Board. The agreements replace the existing employment agreements with the executives, and, unless terminated earlier in accordance with their terms, will continue until January 29, 2022. The agreements provide for a minimum annual base salary of $1,600,000 for Mr. Herrman and $1,040,000 for Ms. Meyrowitz, and for participation in the Stock Incentive Plan (“SIP”), Long Range Performance Incentive Plan (“LRPIP”) and Management Incentive Plan (“MIP”) at levels commensurate with their respective position and responsibilities. Both agreements specify minimum MIP and LRPIP target award levels and entitle the executives to participate in TJX’s fringe benefit and deferred compensation programs, including an automobile allowance commensurate with their respective positions, and to reimbursement of reasonable legal and financial advisor fees and costs incurred in negotiating the agreement. Mr. Herrman’s agreement continues to provide for certain enhanced benefits under the Company’s Executive Savings Plan, including an increased Company match but not including new supplemental Company credits. Ms. Meyrowitz’s agreement continues to provide for new annual stock awards during the term of the agreement with a total grant date value of $5 million, consisting of performance share units with a three-year performance vesting period and restricted stock units, and specifies interest rate assumptions for determining her benefit under the Supplemental Executive Retirement Plan (“SERP”) if more favorable than those provided in the plan.

During the term of the agreements, each executive remains eligible for benefits under the Company’s Executive Severance Plan (the “Severance Plan”) in the event of a qualifying termination of employment within the meaning of the Severance Plan. A termination of employment at the end of the agreement term would be treated as a qualifying termination under the Severance Plan if TJX fails to offer the executive continued service in a comparable position. During the term of the agreements, upon a voluntary termination, each executive would be entitled to vested and accrued, but unpaid, pay and benefits, plus, in the case of Ms. Meyrowitz, certain benefits under the Severance Plan with respect to LRPIP and any LRPIP-based restricted stock awards; and upon a termination for cause (as defined in the agreements), all compensation and benefits otherwise payable under the agreements and the Severance Plan would cease, other than vested retirement benefits and, assuming no breach of applicable restrictive covenants, vested deferred compensation benefits and vested stock option awards under the SIP.

If a change of control of TJX occurs before the end of the term of the agreements, the executives would be entitled to a lump sum settlement at target award amounts of MIP and LRPIP awards for which the performance period or cycle had not ended, in addition to payment of any earned but unpaid amounts under those programs, plus any benefits under the SIP and TJX’s deferred compensation plans. If, during the 24-month period following the change of control (without regard to the scheduled term of the agreements), the executive’s employment were to terminate by reason of an involuntary termination without cause, a voluntary termination for good reason (as defined in the agreements), or death or disability, in lieu of the severance benefits provided under the Severance Plan, each executive would be entitled to a lump sum payment equal to two times the sum of his or her annual base salary, target MIP award amount for the year of termination and annual automobile allowance; continued health and life insurance benefits for two years, except to the extent the executive has coverage from another employer; any benefits under the SIP; and vested and accrued, but unpaid, pay and benefits. For this purpose, base salary would be adjusted for any long-term disability benefits and would be based on the higher of the executive’s salary rate prior to termination or the change of control (except that, for Ms. Meyrowitz, salary would continue to be determined by reference to her fiscal 2016 salary rate). Ms. Meyrowitz would also be entitled to a lump sum payment of her vested SERP benefit, determined, if more favorable to her, under actuarial assumptions specified in the agreement. Each executive would receive his or her vested and accrued, but unpaid, pay and benefits upon a voluntary termination without good reason following a change of control. Under their agreements, the executives are not entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent the reduction is more favorable to the executive on an after-tax basis. TJX is also obligated to pay all legal fees and expenses reasonably incurred by the executives in seeking enforcement of contractual rights under the agreements following a change of control.

Under the agreements, the executives agreed to post-employment undertakings regarding non-solicitation for 24 months following termination and confidentiality with respect to TJX’s confidential and proprietary information, and the executives remain subject to non-competition covenants and other obligations under the Severance Plan. Severance and other benefits are conditioned on compliance with these covenants, except that upon a change of control, the executive would no longer be subject to any post-employment covenant not to compete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TJX COMPANIES, INC.

/s/ Alicia C. Kelly
Alicia C. Kelly
Executive Vice President, Secretary and General Counsel

Dated: February 7, 2019